Exhibit 99.1

PRESS RELEASE

OCEAN SHORE HOLDING CO.

ANNOUNCES QUARTERLY CASH DIVIDEND

Ocean City, New Jersey; January 20, 2010. The Board of Directors of Ocean Shore Holding Co. (the “Company”) (Nasdaq: OSHC) today declared a quarterly cash dividend on the Company’s outstanding shares of common stock.

The dividend of $0.06 per share will be paid on or about February 26, 2010 to stockholders of record as of the close of business on February 5, 2010. The per share amount reflects an increase of $0.01 from the prior quarter.

The Company completed its conversion from the mutual holding company form of organization to the stock holding company form on December 18, 2009. As a result of the conversion, Ocean Shore Holding Co., a newly formed New Jersey corporation, became the holding company for Ocean City Home Bank, and OC Financial MHC and the former Ocean Shore Holding Co. ceased to exist. As part of the conversion, shares of stock of the former Ocean Shore Holding held by persons other than OC Financial MHC were converted into 0.8793 of a share of the Company’s common stock. As a result of the increase in the per share amount of the dividend, persons who exchanged their shares in the conversion will receive total dividends that are substantially equal to the amount they received prior to completion of the conversion.

Ocean Shore Holding Co. is the parent company of Ocean City Home Bank. Ocean City Home Bank is headquartered in Ocean City, New Jersey with nine other branches in southeastern New Jersey. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Contact:	Steven E. Brady, President and Chief Executive Officer
Donald F. Morgenweck, Chief Financial Officer
Ocean Shore Holding Co.
(609) 399-0012